Registration Statement No.333-264388
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated August 16, 2024 to the Prospectus dated May 26, 2022, the Prospectus Supplement dated May 26, 2022 and the Product Supplement dated September 22, 2022

US$1,986,000
Senior Medium-Term Notes, Series I
Buffer Enhanced Return Notes due August 21, 2026
Linked to a Basket of Five Equity Indices and ETFs

•	The notes are designed for investors who are seeking 200.00% leveraged positive return based on any appreciation in the level of an unequally weighted basket (the “Basket”) consisting of the shares of iShares® MSCI Emerging Markets ETF (15% weighting), the Russell 2000® Index (20% weighting), the NASDAQ-100 Index® (15% weighting), the EURO STOXX 50® Index (15% weighting), and the shares of Invesco® S&P 500® High Beta ETF (35% weighting) (each, a "Basket Component"), subject to the Maximum Redemption Amount (as defined below). Investors must be willing to accept that the payment at maturity will not exceed the Maximum Redemption Amount.
•	The Maximum Redemption Amount is $1,275.00 for each $1,000 in principal amount (a 27.50% return on the notes).
•	If the Basket decreases by more than 10.00% from its Initial Level, investors will lose 1% of the principal amount for each 1% decrease in the level of the Basket from its Initial Level to its Final Level in excess of 10.00%. In such a case, you will receive a cash amount at maturity that is less than the principal amount, and may lose up to 90.00% of your principal amount at maturity.
•	Investing in the notes is not equivalent to a hypothetical direct investment in the Basket Components.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The CUSIP number of the notes is 06376BBK3.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:

Pricing Date:	August 16, 2024	Valuation Date:	August 18, 2026
Settlement Date:	August 21, 2024	Maturity Date:	August 21, 2026

	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
Per Note Total	100% $1,986,000.00	0.80% $15,888.00	99.20% $1,970,112.00

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” specified above reflect the aggregate amounts at the time Bank of Montreal established its hedge positions on or prior to the Pricing Date, which may have been variable and fluctuated depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may have foregone some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts was between $992.00 and $1,000 per $1,000 in principal amount.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $984.24 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Asset; Basket Components; Weighting Percentages; Initial Basket	The Reference Asset is an unequally weighted basket consisting of the following equity indices and ETFs (the “Basket” and the underlying equity indices and ETFs, the “Basket Components”):

Component Levels[2]:	Basket Component	Bloomberg Ticker	Weighting Percentage	Initial Basket Component Level*
	The shares of iShares® MSCI Emerging Markets ETF	EEM	15.00%	$43.41
	The Russell 2000® Index	RTY	20.00%	2,141.921
	The NASDAQ-100 Index®	NDX	15.00%	19,508.52
	The EURO STOXX 50® Index	SX5E	15.00%	4,840.52
	The shares of Invesco® S&P 500® High Beta ETF	SPHB	35.00%	$84.70
	* With respect to each Basket Component, its closing level on the Pricing Date.

Index Basket Components:	The Russell 2000® Index, the NASDAQ-100® Index, and the EURO STOXX 50® Index.

ETF Basket Components:	The shares of iShares® MSCI Emerging Markets ETF, and the shares of Invesco® S&P 500® High Beta ETF.

Underlying Index:	With respect to the iShares® MSCI Emerging Markets ETF, the MSCI® Emerging Markets IndexSM; and with respect to the Invesco S&P 500® High Beta ETF, S&P 500® High Beta Index.

Payment at Maturity:

If the Final Level of the Basket is greater than its Initial Level and the Percentage Change of the Basket multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Final Level of the Basket is greater than or equal to its Initial Level and the Percentage Change of the Basket multiplied by the Upside Leverage Factor is less than the Maximum Return, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change x Upside Leverage Factor)]

If the Final Level of the Basket is less than its Initial Level, but is not less than its Buffer Level, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return.

If the Final Level of the Basket is less than its Buffer Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change + Buffer Percentage)]

In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Basket declines from its Initial Level in excess of 10.00%. You may lose up to 90.00% of the principal amount of your notes.

Final Level:	Initial Level x (1 + Percentage Change).

Initial Level:[2]	100.00

Maximum Return:	27.50%

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,275.00 per $1,000 in principal amount of the notes.

Percentage Change:	The sum of the Weighted Percentage Change for each Basket Component.

Weighted Percentage Change:	With respect to each Basket Component, the product of (a) its Weighting Percentage and (b) its Component Change.

2

Component Change:

With respect to each Basket Component, the quotient, expressed as a percentage, of the following formula:

(Final Basket Component Level - Initial Basket Component Level )
Initial Basket Component Level

Final Basket Component Level:[2]	With respect to each Basket Component, its closing price on the Valuation Date.

Upside Leverage Factor:	200.00%

Buffer Level:[2]	90.00, which is 90.00% of the Initial Level.

Buffer Percentage:[2]	10.00% Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Basket does not decrease by more than 10.00% over the term of the notes. If the Final Level of the Basket is less than its Buffer Level, you will receive less than the principal amount of your notes at maturity and you could lose up to 90.00% of the principal amount of your notes.

Pricing Date:	August 16, 2024

Settlement Date:	August 21, 2024

Valuation Date:[1]	August 18, 2026

Maturity Date:[1]	August 21, 2026

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Subject to the occurrence of a market disruption event, as described in the accompanying product supplement.

2As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Adjustments to a Reference Asset that Is an Index,” “— Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF),” “— Adjustments to an ETF” and “— Adjustments Relating to Notes Linked to a Basket” in the product supplement for additional information.

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Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes based on various hypothetical Final Levels (and the corresponding Percentage Change) of the Basket reflecting the 200.00% Upside Leverage Factor, Maximum Return of 27.50% and Buffer Level of 90.00% of the Initial Level. Please see “Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes” below for more detailed examples.

Hypothetical Percentage Change of the Basket	Participation in Percentage Change	Hypothetical Return of the Notes
16.25% 13.75%	200% Upside Exposure, subject to the Maximum Return	27.50% 27.50%
10.00% 5.00%	200% Upside Exposure	20.00% 10.00%
-5% -10%	Buffer Level of 90.00% of Initial Level	0% 0%
-20% -30%	1x Loss Beyond Buffer Level	-10% -20%

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Additional Terms of the Notes

You should read this document together with the product supplement dated September 22, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated September 22, 2022:
https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm

Prospectus supplement dated May 26, 2022 and prospectus dated May 26, 2022:
https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the Final Level of the Basket is less than its Buffer Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Basket is less than its Initial Level in excess of the Buffer Percentage. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be significantly less than the principal amount of your notes. Accordingly, you could lose up to 90.00% of the principal amount of your notes.

•	Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the level of the Basket. — The return on your notes will not be greater than the Maximum Redemption Amount. This will be the case even if the Percentage Change of the Basket multiplied by the Upside Leverage Factor exceeds the Maximum Return.

•	Changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components. A change in the levels of one or more Basket Components may not correlate with changes in the levels of one or more other Basket Components. The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease. In addition, because the Basket Components are not equally weighted, increases in the lower weighted Basket Components may be offset by small decreases in the more heavily weighted Basket Components. Therefore, in determining the level of the Basket as of any time, increases in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the level of one or more other Basket Components.

•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for interest payments and the payment you receive at maturity, if any, may be less than the principal amount of the notes. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Basket Components.. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Related to the Basket

•	Owning the notes is not the same as owning shares of the Basket Components, making a hypothetical direct investment in the Basket Components or owning a security directly linked to the Basket or Basket Components. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Basket Components, made a hypothetical direct investment in the Basket Components or the underlying securities of the Basket Components, or owned a security directly linked to the performance of the Basket Components or the underlying securities of the Basket Components and held that investment for a similar period. Your notes may trade quite differently from the Basket Components. Changes in the level of a Basket Component may not result in comparable changes in the market value of your notes. Even if the levels of the Basket Components increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Basket Components increase. In addition, any dividends or other distributions paid on a Basket Component will not be reflected in the amount payable on the notes.

•	You will not have any shareholder rights and will have no right to receive any shares of the Basket Components (or any company included in a Basket Component) at maturity. — Investing in your notes will not make you a holder of any shares of the Basket Components or any securities held by or included in the Basket Components. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Basket Components or such underlying securities.

•	No delivery of shares of the Basket Components. — The notes will be payable only in cash. You should not invest in the notes if you seek to have the shares of a Basket Component delivered to you at maturity.

•	Changes that affect an Underlying Index will affect the market value of the notes and the amount you will receive at maturity. — With respect to a Basket Component that is an ETF, the policies of the applicable index sponsor concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Basket Component and, therefore, could affect the share price of the Basket Components, the amounts payable on the notes and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.

•	We have no affiliation with any index sponsor and will not be responsible for any index sponsor's actions. — The sponsors of any Basket Component or Underlying Index, as applicable, are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor , including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor of any Basket Component or any Underlying Index.

•	Adjustments to a Basket Component that is an ETF could adversely affect the notes. — The sponsor and advisor of each ETF Basket Component is responsible for calculating and maintaining that Basket Component. The sponsor and advisor of each ETF Basket Component can add, delete or substitute the stocks comprising that Basket Component or make other methodological changes that could change the share price of the applicable Basket Component at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

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•	Changes that affect a Basket Component that is an index could adversely affect the notes. — The policies of the sponsor of each Index Basket Component with respect to the applicable Basket Component concerning the calculation of the applicable Basket Component, additions, deletions or substitutions of the components of the applicable Basket Component and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Basket Component and, therefore, could affect the level of the applicable Basket Component, the amount payable on the notes at maturity and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if an index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Basket Component, or if an index sponsor discontinues or suspends the calculation or publication of the applicable Basket Component. If an index sponsor discontinues publication of a Basket Component, the calculation agent may select a successor index (and make any corresponding adjustments to the applicable Initial Level and Buffer Level) which will be used as a substitute for the relevant Basket Component for all purposes with respect to the notes.

•	We and our affiliates do not have any affiliation with any applicable investment advisor or any Basket Component Issuer and are not responsible for their public disclosure of information. — The investment advisor of each ETF Basket Component advises the issuer of the applicable Basket Component (each, a “Basket Component Issuer” and, collectively, the “Basket Component Issuers”) on various matters, including matters relating to the policies, maintenance and calculation of the applicable Basket Component. We and our affiliates are not affiliated with the investment advisor of any Basket Component or any Basket Component Issuer in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to a Basket Component. No investment advisor of a Basket Component nor any Basket Component Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to a Basket Component that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about any investment advisor or any Basket Component Issuer contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into any Basket Component Issuers.

•	The correlation between the performance of an ETF Basket Component and the performance of the applicable Underlying Index may be imperfect. — The performance of each ETF Basket Component is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on an ETF Basket Component may correlate imperfectly with the return on the applicable Underlying Index.

•	Any Basket Component that is an ETF is subject to management risks. — Any Basket Component that is an ETF is subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of a Basket Component Issuer’s assets in securities not included in the relevant industry or sector but which the applicable investment advisor believes will help the applicable Basket Component track the relevant industry or sector.

•	You must rely on your own evaluation of the merits of an investment linked to the Basket Components. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the prices of the Basket Components or the prices of the securities held by or included in the Basket Components. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Basket Components or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Basket Components at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely on the views expressed by our affiliates.
Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Relating to the Russell 2000® Index

•	An investment in the notes is subject to risks associated in investing in stocks with a small market capitalization. — The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

Risks Relating to the NASDAQ-100 Index®

•	An investment in the notes is subject to risks associated with foreign securities markets. — The NASDAQ-100 Index® tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the NASDAQ-100 Index® may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Risks Relating to the EURO STOXX 50® Index

•	An investment in the notes is subject to risks associated with foreign securities markets. — The EURO STOXX 50® Index tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	An investment in the notes is subject to foreign currency exchange rate risk. — The value of the EURO STOXX 50® Index will fluctuate based in part upon changes in the value of the currencies in which the relevant stocks are traded. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks represented by the EURO STOXX 50® Index are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar.

Risks Relating to iShares® MSCI Emerging Markets ETF

•	The iShares® MSCI Emerging Markets ETF, and therefore an investment in the notes, is subject to foreign currency exchange rate risk. — The share price of the iShares® MSCI Emerging Markets ETF will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the iShares® MSCI Emerging Markets ETF are traded. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of these currencies. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the iShares® MSCI Emerging Markets ETF will be adversely affected and the price of its shares may decrease.

•	The iShares® MSCI Emerging Markets ETF, and therefore an investment in the notes, is subject to risks associated with foreign securities markets. — The Underlying Index of the iShares® MSCI Emerging Markets ETF tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying Index of the iShares® MSCI Emerging Markets ETF may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	The iShares® MSCI Emerging Markets ETF, and therefore an investment in the notes, is subject to risks associated with emerging markets. — The Underlying Index of the iShares® MSCI Emerging Markets ETF consists of stocks issued by companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
The shares tracked by the Underlying Index of the iShares® MSCI Emerging Markets ETF may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the levels of the of the iShares® MSCI Emerging Markets ETF, which could, in turn, adversely affect the value of, and amount payable on, the notes.

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Risks Relating to Invesco S&P 500® High Beta ETF

•	The notes are subject to risks relating to Invesco S&P 500® High Beta ETF’s investment strategy. — The Invesco S&P 500® High Beta ETF uses a “beta investing” strategy. Beta investing entails investing in securities that are more volatile, based on historical market index data. The Invesco S&P 500® High Beta ETF may be more volatile than the S&P 500® Index, since the fund seeks to have exposure to the most volatile securities in that index. Volatile stocks may be subject to sharp swings in value, and may change unpredictably, affecting the value of the equity securities and, consequently, the value of the notes.

General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of any Basket Component that is an ETF or the securities held by or included in a Basket Component on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the levels of the Basket Components and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•	Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Basket Components , dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

•	The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.

•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of any Basket Components that are ETFs or securities held by or included in the Basket Components, futures or options relating to the Basket Components or securities held by or included in the Basket Components or other derivative instruments with returns linked or related to changes in the performance on the Basket Components or securities held by or included in the Basket Components. We or our affiliates may also trade in any Basket Components that are ETFS, such securities, or instruments related to the Basket Components or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.

•	Many economic and market factors will influence the value of the notes. — In addition to the levels of the Basket Components and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

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Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Buffer Level of 90.00 (90.00% of the hypothetical Initial Level), the Maximum Return of 27.50%, the Maximum Redemption Amount of $1,275.00, and a range of hypothetical Final Levels and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Basket. You may lose some or all of the principal amount at maturity.

Hypothetical Final Level of the Basket	Hypothetical Final Level of the Basket Expressed as a Percentage of the Initial Level	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	200.00%	$1,275.00	27.50%
180.00	180.00%	$1,275.00	27.50%
160.00	160.00%	$1,275.00	27.50%
140.00	140.00%	$1,275.00	27.50%
120.00	120.00%	$1,275.00	27.50%
113.75	113.75%	$1,275.00	27.50%
110.00	110.00%	$1,200.00	20.00%
105.00	105.00%	$1,100.00	10.00%
100.00	100.00%	$1,000.00	0.00%
95.00	95.00%	$1,000.00	0.00%
90.00	90.00%	$1,000.00	0.00%
89.99	89.99%	$999.90	-0.01%
80.00	80.00%	$900.00	-10.00%
40.00	40.00%	$500.00	-50.00%
20.00	20.00%	$300.00	-70.00%
0.00	0.00%	$100.00	-90.00%

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Basket decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 80.00, representing a Percentage Change of –20.00%. Because the Percentage Change of the Basket is negative and its hypothetical Final Level is less than its Buffer Level, the investor receives a payment at maturity of $900.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (–20.00% + 10.00%)] = $900.00

Example 2: The level of the Basket decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 95.00, representing a Percentage Change of –5.00%. Although the Percentage Change of the Basket is negative, because its hypothetical Final Level is greater than its Buffer Level, the investor receives a payment at maturity equal to the principal amount of the notes.

Example 3: The level of the Basket increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 110.00, representing a Percentage Change of 10.00%. Because the hypothetical Final Level of the Basket is greater than its hypothetical Initial Level and the Percentage Change multiplied by the Upside Leverage Factor does not exceed the Maximum Return, the investor receives a payment at maturity of $1,200.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + $1,000 x (10.00% x 200.00%) = $1,200.00

Example 4: The level of the Basket increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 120.00, representing a Percentage Change of 20.00%. Because the hypothetical Final Level of the Basket is greater than its hypothetical Initial Level, and the Percentage Change multiplied by the Upside Leverage Factor exceeds the Maximum Return, the investor receives a payment at maturity of $1,275.00 per $1,000 in principal amount of the notes (the Maximum Redemption Amount). The return on the notes in this example is less than the Percentage Change of the Basket.

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid derivative contracts in respect of the Basket for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the product supplement dated September 22, 2022 under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Pre-Paid Derivative Contracts,” which applies to the notes.

Under current Internal Revenue Service guidance, withholding on "dividend equivalent" payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are "delta-one" instruments. Based on our determination that the notes are not delta-one instruments, non-United States holders (as defined in the product supplement) should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Basket Components or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

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Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA")) for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados

•	Bermuda

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof that is set forth on the cover hereof, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date was determined based on the market conditions on the Pricing Date.

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The Basket Components

Index Basket Components

All disclosures contained in this pricing supplement regarding the Index Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components and their historical closing levels, have been derived from publicly available information prepared by the applicable sponsors. The information reflects the policies of, and is subject to change by, the sponsors. The sponsors own the copyrights and all rights to the Index Basket Components. The sponsors are under no obligation to continue to publish, and may discontinue publication of, the Index Basket Components. Neither we nor BMOCM accepts any responsibility for the calculation, maintenance or publication of any Index Basket Component or any successor.

We encourage you to review recent levels of the Index Basket Components prior to making an investment decision with respect to the notes.

ETF Basket Components

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any ETF Basket Component Issuer and the Basket Component Issuers will have no obligations with respect to the notes. This document relates only to the notes and does not relate to the shares of the ETF Basket Components or any securities included in any Underlying Index. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the ETF Basket Components in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of the ETF Basket Components, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the ETF Basket Components could affect the price of the shares of the ETF Basket Components on the Valuation Date, and therefore could affect the payments on the notes.

The selection of an ETF Basket Component is not a recommendation to buy or sell the shares of that ETF Basket Component. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the ETF Basket Components. Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to the ETF Basket Components may be obtained through the SEC’s website at http://www.sec.gov.

We encourage you to review recent levels of the ETF Basket Components prior to making an investment decision with respect to the notes.

iShares® MSCI Emerging Markets ETF (“EEM”)

The iShares® MSCI Emerging Markets ETF is an investment portfolio maintained and managed by iShares, Inc. and advised by BlackRock Fund Advisors. iShares is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. The iShares® MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI® Emerging Markets Index. Information about the iShares® MSCI Emerging Markets ETF filed with the SEC can be found by reference to its SEC file numbers: 033-97598 and 811-09102 or its CIK Code: 0000930667. Shares of the iShares® MSCI Emerging Markets ETF are listed on the NYSE Arca under ticker symbol "EEM."

The MSCI Emerging Markets Index

All information in this document regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”). Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. MSCI owns the copyright and all other rights to the MSCI Emerging Markets Index. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Emerging Markets Index.

The MSCI Emerging Markets Index is published by MSCI and is intended to capture the large and mid cap representation across selected emerging markets countries and to capture approximately 85% of the free-float adjusted market capitalization in each selected emerging markets country. The MSCI Emerging Markets Index currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets Index has a base date of December 31, 1987 and an initial value of 100.

The MSCI Global Investable Market Indices

The MSCI Emerging Markets Index is an MSCI Global Investable Market Index.

Constructing the MSCI Global Investable Market Indices.

MSCI undertakes an index construction process, which involves:

·	defining the equity universe for each market;

·	determining the market investable equity universe for each market;

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·	determining market capitalization size segments for each market;

·	applying index continuity rules for the MSCI Standard Index;

·	classifying securities under the Global Industry Classification Standard (the “GICS”); and

·	using a building block approach, regional and composite indexes can be created from the individual market indexes for each size-segment

Defining the Equity Universe.

The equity universe is defined by:

·	Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

·	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes.

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country.

A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe. A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country if the security is classified in a developed market country or, if the security is classified in an emerging market country, an eligible stock exchange of a developed market country or an emerging market country.

In order for a country to meet the foreign listing materiality requirement, MSCI determines all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.

The investability screens used to determine the investable equity universe in each market are as follows:

·	Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

·	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

·	DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing with adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters, as well as 20% of 12-month ATVR are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters, as well as 15% of 12-month ATVR are required for inclusion of a security in a market investable equity universe of an EM.

·	Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

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·	Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

·	Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

·	Investable Market Index (Large + Mid + Small);

·	Standard Index (Large + Mid);

·	Large Cap Index;

·	Mid Cap Index; or

·	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

·	defining the market coverage target range for each size segment;

·	determining the global minimum size range for each size segment;

·	determining the market size−segment cutoffs and associated segment number of companies;

·	assigning companies to the size segments; and

·	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices.

In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Classifying Securities under the Global Industry Classification Standard.

All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indices, the GICS. The GICS currently consists of 11 Sectors, 24 Industry Groups, 69 Industries and 158 Sub-Industries. Under the GICS, each company is assigned to one Sub−Industry according to its principal business activity. Therefore, a company can belong to only one grouping at each of the four levels of the GICS.

Calculation Methodology for the MSCI® Emerging Markets Index.

The performance of the underlying index is a free-float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00PM London Time.

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Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

·	updating the indices on the basis of a fully refreshed equity universe;

·	taking buffer rules into consideration for migration of securities across size and style segments; and

·	updating FIFs and Number of Shares (“NOS”).

Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:

·	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

·	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

·	reflecting the impact of significant market events on FIFs and updating NOS.

Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

MSCI’s semi-annual index review is designed to systematically reassess the component securities of the index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the index is recalculated. Then, the following index maintenance activities, among others, are undertaken: the eligible equity securities are reviewed, minimum size requirements are reevaluated, and size-segment requirements are reassessed. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in FIFs and in NOS.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

Neither we nor any of our affiliates, including BMOCM, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in the MSCI® Emerging Markets Index, or any successor to the index. MSCI does not guarantee the accuracy or the completeness of the MSCI® Emerging Markets Index, or any data included in the index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI® Emerging Markets Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI® Emerging Markets Index, or the manner in which the index is applied in determining the amount payable on the notes at maturity.

The Russell 2000® Index (“RTY”)

The Russell 2000® Index was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. FTSE Russell calculates and publishes the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index is a subset of the Russell 3000® Index representing approximately 10% of the total market capitalization of that index. It includes approximately 2,000 of the smallest securities based on a combination of their market cap and current index membership. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies. The Russell 2000® Index is determined, comprised, and calculated by FTSE Russell without regard to the notes.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to its primary asset location. If there is insufficient information to determine located company’s primary location of assets, FTSE Russell will use the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion. FTSE Russell uses an average of two years of assets or revenues data for analysis to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country in which its headquarters are located unless the country is a Benefit Driven Incorporation (BDI) country. If the country in which its headquarters are located is a BDI, the company is assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. “N-Shares” of companies controlled by entities in mainland China are not eligible for inclusion in the Russell 2000® Index.

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All securities eligible for inclusion in the Russell 2000® Index must trade on an eligible U.S. exchange. Stocks must have a closing price at or above $1.00 (on its primary exchange) on rank day in May of each year (timetable is announced each spring) to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on rank day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the 30 days prior to the rank date is equal to or greater than $1.00. FTSE Russell adds initial public offerings (IPOs) each quarter to ensure that new additions to the institutional investing opportunity set are reflected in representative indexes. A stock added during the quarterly IPO process is considered a new index addition, and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the eligibility period in order to qualify for index inclusion. If an existing index member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.

Royalty trusts, U.S. limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies, are not eligible for inclusion), blank check companies, special-purpose acquisition companies (SPACs), Exchange Traded Funds (ETFs), mutual funds and limited partnerships are ineligible for inclusion. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, depositary receipts, installment receipts and trust receipts are not eligible for inclusion in the Russell 2000® Index.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. On the rank day in May of each year, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other FTSE Russell indexes are determined from that set of securities. If there are not 4, 000 eligible securities in the U.S. market, the entire eligible set is include. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. FTSE Russell's publication of the Russell 2000® Index in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. FTSE Russell's only relationship to the Issuer is the licensing of certain trademarks and trade names of FTSE Russell and of the Russell 2000® Index which is determined, composed and calculated by FTSE Russell without regard to the Issuer or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED HEREIN WITHOUT LIMITING ANY OF THE FOREGOING. IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The NASDAQ-100 Index® (“NDX”)

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of both U.S. and non-U.S. non-financial companies listed on The NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies. The NASDAQ-100 Index® which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. The NASDAQ-100 Index® composition is reviewed on an annual basis in December. Nasdaq, Inc. publishes the NASDAQ-100 Index®. Current information regarding the market value of the Nasdaq-100 Index® is available from Nasdaq, Inc. as well as numerous market information services.

The share weights of the component securities of the Nasdaq-100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NASDAQ-100 Index® is directly proportional to the value of its share weight.

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Index Calculation

At any moment in time, the level of the NASDAQ-100 Index® equals the aggregate value of the then-current share weights of each of the component securities, which are based on the total shares outstanding of each such component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported level of the NASDAQ-100 Index®. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ-100 Index®, a security must be listed on The NASDAQ Stock Market and meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;

•	the security must be issued by a non-financial company (any industry other than financials) according to the Industry Classification Benchmark (ICB);

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must generally be a common stocks, ordinary shares, American Depositary Receipts (ADRs), or tracking stock (closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interests, warrants, units and other derivative securities are not included in the NASDAQ-100 Index®, nor are the securities of investment companies). Companies organized as Real Estate Investment Trusts (“REITs”) are not eligible for index inclusion. If the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the "issuer" are references to the underlying security and the total shares outstanding (“TSO”) is the actual depositary shares outstanding as reported by the depositary banks;

•	the security must have a three-month average daily trading volume of at least 200,000 shares;

•	if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would make it ineligible for index inclusion and where the transaction is imminent as determined by the Index Management Committee;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•	the issuer of the security must have “seasoned” on the NASDAQ Stock Market or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NASDAQ-100 Index® the following criteria apply:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;

•	the security must be issued by a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares in the previous three-month trading period as measured annually during the ranking review process described below;

•	if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible;

•	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NASDAQ-100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These eligibility criteria may be revised from time to time by Nasdaq, Inc. without regard to the notes.

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Annual Ranking Review

The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Securities that meet the applicable eligibility criteria are ranked by market value. Eligible securities that are already in the NASDAQ-100 Index® and that are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NASDAQ-100 Index®. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the NASDAQ-100 Index® subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those eligible securities not currently in the NASDAQ-100 Index® that have the largest market capitalization. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by NASDAQ OMX to become ineligible for continued inclusion in the NASDAQ-100 Index®, the security will be replaced with the largest market capitalization security meeting the eligibility criteria listed above and not currently included in the NASDAQ-100 Index®. Issuers that are added as a result of a spin-off are not replaced until after they have been included in a reconstitution.

Index Maintenance

In addition to the Ranking Review, the securities NASDAQ-100 Index® are monitored every day by Nasdaq, Inc. with respect to changes in total shares outstanding arising from corporate events, such as stock dividends, stock splits and certain spin-offs and rights issuances. Nasdaq, Inc. has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NASDAQ-100 Index® as soon as practical, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.

In either case, the share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. Ordinarily, whenever there is a change in the share weights, a change in a component security, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, Nasdaq, Inc. adjusts the divisor to ensure that there is no discontinuity in the level of the NASDAQ-100 Index® that might otherwise be caused by any of those changes. All changes will be announced in advance.

Index Rebalancing

Under the methodology employed, on a quarterly basis coinciding with Nasdaq, Inc.’s quarterly scheduled weight adjustment procedures, the component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ-100 Index® (i.e., as a 100-stock index, the average percentage weight in the NASDAQ-100 Index® is 1%).

This quarterly examination will result in an index rebalancing if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24% or (2) the “collective weight” of those component securities, the individual current weights of which are in excess of 4.5%, when added together, exceed 48%. In addition, Nasdaq, Inc. may conduct a special rebalancing at any time if it is determined to be necessary to maintain the integrity of the NASDAQ-100 Index®.

If either one or both of these weight distribution requirements are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by enough of an amount for the adjusted weight of the single largest component security to be set to 20%. Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by just enough amount for the “collective weight,” so adjusted, to be set to 40%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that the smaller the component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100 Index®.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that, once again, the smaller the component stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the component securities are set, the share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index® at the close of trading on the last day in February, May, August and November. Changes to the share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor will be made to ensure continuity of the NASDAQ-100 Index®.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current share weights. However, Nasdaq, Inc. may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities. In those instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.

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License Agreement

The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (NASDAQ, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the NASDAQ-100 Index® to track general stock market performance. The Corporations' only relationship to the Issuer (“Licensee”) is in the licensing of the Nasdaq®, the NASDAQ-100 Index®, and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by NASDAQ without regard to Licensee or the notes. NASDAQ has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the NASDAQ-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NASDAQ-100 Index® OR ANY DATA INCLUDED THEREIN, THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 Index® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 Index® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The EURO STOXX 50® Index (“SX5E”)

The EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began in February 1998, based on an initial Index level of 1,000 at December 31, 1991. On March 1, 2010, STOXX announced the removal of the “Dow Jones” prefix from all of its indices, including the EURO STOXX 50® Index. Additional information about the EURO STOXX 50® Index is available on the STOXX Limited website: stoxx.com. However, information included in that website is not included or incorporated by reference in this pricing supplement.

EURO STOXX 50® Index Composition and Maintenance

For each of the 20 EURO STOXX Supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX TMI Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the index are then added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX Limited’s management board can add stocks to and remove them from the selection list. The index stocks are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 20 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The index stocks have a high degree of liquidity and represent the largest companies across a wide range of market sectors.

Composition and Maintenance of the EURO STOXX 50® Index

The composition of the EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the EURO STOXX 50® Index are made to ensure that it includes the 50 market sector leaders from within the EURO STOXX Index.

The free float factors for each component stock used to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The EURO STOXX 50® Index is subject to a “fast exit rule.” The index stocks are monitored for any changes based on the monthly selection list ranking. A stock is deleted from the EURO STOXX 50® Index if: (a) it ranks 75 or below on the monthly selection list and (b) it ranked 75 or below on the selection list of the previous month. The highest-ranked non-component will be selected. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The EURO STOXX 50® Index is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” (ranks 1-25) on this selection list.

The EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

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Calculation of the EURO STOXX 50® Index

The EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes against a fixed base quantity weight. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

Index = free float market capitalization of the index at the time divisor of the index at the time

The “free float market capitalization of the index” is equal to the sum of the products of the closing price, number of shares, free float factor and the weighting cap factor for each component company as of the time that the EURO STOXX 50® Index is being calculated.

The divisor of the EURO STOXX 50® Index is adjusted to maintain the continuity of the EURO STOXX 50® Index’s values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio.

License Agreement

We have entered into a non-exclusive license agreement with STOXX, which grants us a license in exchange for a fee to use the EURO STOXX 50® Index in connection with the issuance of certain securities, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship with us or BMOCM, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

•	sponsor, endorse, sell or promote the notes.

•	recommend that any person invest in the notes or any other securities.

•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

•	have any responsibility or liability for the administration, management or marketing of the notes.

•	consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•	STOXX and its Licensors do not make any warranty, express or implied, and disclaim any and all warranty about:

•	the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;

•	the accuracy or completeness of the EURO STOXX 50® Index and its data;

•	the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index or its data;

•	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data; and

•	any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement among us, BMOCM and STOXX is solely for the benefit of the parties thereto and not for the benefit of the owner of the notes or any other third parties.

The Invesco S&P 500® High Beta ETF

The Invesco S&P 500® High Beta ETF seeks to track the investment results (before fees and expenses) of the S&P 500® High Beta Index. The Invesco S&P 500® High Beta ETF generally will invest at least 90% of its total assets in the securities that comprise the S&P 500® High Beta Index. The Invesco S&P 500® High Beta ETF was established in May 2011.

S&P Dow Jones Indices LLC (“S&P”) compiles, maintains and calculates the S&P 500® High Beta Index. In accordance with its index methodology for the S&P 500® High Beta Index, S&P selects 100 securities from the S&P 500® Index for inclusion in the S&P 500® High Beta Index that it determines to have the highest sensitivity to market movements, or “beta,” over the past 12 months. Beta is a measure of relative risk and is the rate of change of a security’s price.

The Invesco S&P 500® High Beta ETF and the Index are rebalanced on a quarterly basis.

Information about the Invesco S&P 500® High Beta ETF filed with the SEC can be found by reference to its SEC file numbers: 333-138490 and 811-21977 or its CIK Code: 0001378872. Shares of the Invesco S&P 500® High Beta ETF are listed on the NYSE Arca under ticker symbol "SPHB."

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The S&P 500® High Beta Index

The S&P 500® High Beta Index is designed to measure the performance of stocks that are the most sensitive to market returns. Sensitivity is measured by the beta of an individual stock. The beta used in S&P’s calculations is the slope of the regression line of the security’s trailing past-year (252 trading days for the U.S.) price returns versus the daily price returns of the S&P 500® Index benchmark index over the same period, both measured in U.S. dollars. Constituents are then assigned index weights proportional to their beta.

Using trailing daily price changes over the previous year, the S&P 500® Index’s constituents’ betas are calculated by S&P. Constituents are then ranked in descending order of their betas. The top 100 securities form the S&P 500® High Beta Index. S&P 500® Index constituents with fewer than 252 days of daily price history are not included in the eligible universe.

Constituent Weightings

At each rebalancing, the weight, w, for each index constituent i is set proportional to its beta as follows:

(N = 100)

The S&P 500® Index

The S&P 500® Index measures the performance of the large-cap segment of the U.S. market. The S&P 500® Index includes 500 leading companies and covers approximately 80% of available market capitalization. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Additional information about the S&P 500® High Beta Index and the S&P 500® Index may be found on S&P’s website. Information included in that website is not included or incorporated by reference in this document.

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Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Mayer Brown LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated herein, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion of Mayer Brown LLP dated May 26, 2022, which has been filed with the SEC as an exhibit to a report on Form 6-K by the Bank of Montreal on May 26, 2022.

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